Exhibit 99.1

Damariscotta, Maine - THE FIRST BANCORP, INC. (NASDAQ: FNLC) (the “Company”) today announced that it has completed its previously announced underwritten public common stock offering by issuing 661,540 shares of the Company's common stock at a price to the public of $16.25 per share for gross proceeds of $10.75 million. In addition, the Company has granted the underwriters the option to issue up to an additional 99,231 shares of common stock pursuant to the exercise of the underwriter's over-allotment. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $10.0 million. Keefe, Bruyette & Woods, Inc. served as the sole underwriter of the offering.
The shares were issued pursuant to a prospectus supplement to the prospectus filed as part of the Company's effective registration statement on Form S-3. Copies of the prospectus supplement and related prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.
About The First Bancorp, Inc.
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact F. Stephen Ward, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.